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                                                                 Exhibit (a)(5)


                           OFFER TO PURCHASE FOR CASH

                       16,730,502 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         BARRETT RESOURCES CORPORATION
                                       AT

                              $73.00 NET PER SHARE

                                       BY

                          RESOURCES ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF

                          THE WILLIAMS COMPANIES, INC.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 11, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                    May 14, 2001

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated May 14, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Resources Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Williams Companies, Inc., a Delaware corporation ("Williams"), to purchase 16,730,502 shares of common stock, par value $0.01 per share (including the associated Rights (as defined below), the "Shares") of Barrett Resources Corporation, a Delaware corporation ("Barrett Resources"), at a purchase price of $73.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. As used herein, "Rights" means the preferred stock purchase rights associated with the Shares and issued under the Rights Agreement (the "Rights Agreement") dated as of August 5, 1997 by and between Barrett Resources and Fleet National Bank, as successor to BankBoston, N.A., as Rights Agent, as amended. Unless the content otherwise requires, all references to the shares shall be deemed to include the Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

      If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

      WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
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      ACCORDINGLY, WE REQUEST INSTRUCTIONS AS TO WHETHER YOU WISH TO HAVE US
TENDER ON YOUR BEHALF ANY OR ALL SHARES HELD BY US FOR YOUR ACCOUNT PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER.

      Please note the following:

             1. The tender price is $73.00 per Share, net to you in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

             2. The Offer is being made for 16,730,502 Shares (representing approximately 50% of the outstanding Shares). If more than 16,730,502 Shares are tendered, Purchaser will purchase 16,730,502 of such tendered Shares on a pro rata basis.

             3. The Board of Directors of Barrett Resources has unanimously approved the Offer, the Merger (as defined below), and the Merger Agreement (as defined below), determined that the terms of each are advisable, fair to, and in the best interests of, the stockholders of Barrett Resources, and recommends that Barrett Resources' stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger at the time of Barrett Resources' stockholder meeting.

             4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 2001 (the "Merger Agreement"), by and among Williams, Purchaser and Barrett Resources, pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, including approval of stockholders of Barrett Resources, Barrett Resources will merge with and into Purchaser with Purchaser continuing as the surviving corporation, unless certain conditions related to taxes are not satisfied, in which case Purchaser will merge with and into Barrett Resources with Barrett Resources as the surviving corporation (collectively, the "Merger"). In the Merger, stockholders of Barrett Resources will exchange each of their Shares for 1.767 shares of Williams common stock, par value $1.00 per share, with cash in lieu of fractional shares. The exchange ratio of 1.767 shares of Williams common stock per Share is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of either shares of Williams common stock or Shares of Barrett Resources. The market price of shares of Williams common stock at the time the Merger is completed may therefore be higher or lower than their price on the date of this document, the date of the consummation of the Offer and on the date of the special meeting of stockholders to be held to vote on the Merger. As a result, the Williams common stock you as a Barrett Resources stockholder may receive in the Merger may be worth more or less than the price being offered for the Shares in the Offer. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH SHARES OF BARRETT RESOURCES AND SHARES OF WILLIAMS COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. Section 11 of the Offer to Purchase contains a more detailed description of the Merger Agreement, the Offer, the Merger and the consideration payable in the Merger in respect of the Shares.

             5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date of the Offer at least 16,730,502 Shares and (ii) the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The Offer is not subject to a financing condition. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See the Introduction and Section 14 of the Offer to Purchase.

             6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

             7. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, eastern time, on Monday, June 11, 2001, unless the Offer is extended.

             8. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in
      Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (c) any other

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      documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, depending upon when Share Certificates or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

      Purchaser is not aware of any state where making the Offer is prohibited by any applicable law. If Purchaser becomes aware of any applicable law prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such law or seek to have such law declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Merrill Lynch & Co. (the Dealer Manager), or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH

                       16,730,502 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         BARRETT RESOURCES CORPORATION
                                       AT

                              $73.00 NET PER SHARE

                                       BY

                          RESOURCES ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF

                          THE WILLIAMS COMPANIES, INC.

      The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated May 14, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with Purchaser's offer to purchase 16,730,502 shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the "Shares") of Barret Resources Corporation, a Delaware corporation.

      This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:
------------------------------ Shares*

                                   SIGN BELOW

Account Number:
------------------------------  Signature(s)
------------------------------------------------------

Dated:
------------------------------------, 2001

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                          PLEASE TYPE OR PRINT NAME(S)

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                     PLEASE TYPE OR PRINT ADDRESS(ES) HERE

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                       AREA CODE AND TELEPHONE NUMBER(S)

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              TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER(S)

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* Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.

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